Exhibit 99.1

Release Date Contact	Immediate December 19, 2007 Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com Curt Pullen (616) 654 3754 or curt_pullen@hermanmiller.com
Media:	Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address Internet	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302 www.hermanmiller.com

Herman Miller, Inc., Reports Record Quarterly EPS and Announces $200 Million Accelerated Share Repurchase Program

Webcast to be held Thursday, December 20, 2007, at 9:30 AM EST

Herman Miller, Inc., today reported results for its second quarter ended December 1, 2007. Increases in sales, orders, and gross margins, coupled with a decrease in operating expenses, resulted in the highest quarterly earnings per share ever recorded by the company. Net earnings were $41.0 million, an increase of 12.0% over net earnings of $36.6 million for the same period in the prior year, and earnings per share were $0.67, an increase of 19.6% over the same period in the prior year of $0.56. Excluding restructuring expenses, Q2 earnings per share would have been $0.72.

Sales for the quarter increased a modest 1.4%, while orders increased a strong 8.2% from the year-ago period. Operating earnings expanded to 12.9% of sales based on improvements both in gross margin and operating expenses. Operating earnings included $5.2 million in pre-tax restructuring expenses related to the cost reduction activities announced earlier in the quarter.

The company’s Board of Directors has approved the issuance of $200 million in Senior Unsecured Private Placement Notes and a plan to implement a $200 million Accelerated Share Repurchase program to begin in January 2008. The company has also negotiated an Unsecured Revolving Credit Facility of $250 million. Details of the new debt agreements will be reported in a Form 8-K filing with the Securities and Exchange Commission.

Additionally, the company announced in a separate release an agreement to acquire Seattle-based Brandrud Furniture, Inc. Brandrud is a manufacturer of healthcare furnishings, with an emphasis on seating products for patient rooms, patient treatment areas, and public spaces, such as lobbies and waiting areas.

Brian Walker, Chief Executive Officer, stated, “We are pleased with this quarter’s results and the superb performance of our employee-owners. We were able to increase earnings with a very modest increase in top-line performance. This is a testament to the organization’s ability to manage costs and drive operational efficiencies while continuing to push our strategic growth initiatives forward. We made substantial progress this quarter in our previously outlined initiatives to improve underlying business performance, accelerate investment in our growth initiatives, and more effectively use our balance sheet to create long-term value.”

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Walker continued, “Brandrud is an excellent company and a great strategic fit. This acquisition will expand our healthcare product offer and add management talent and strength to our efforts. The capital structure changes reflect the Board and management’s confidence that we have the right long-term strategy for creating wealth for our shareholders and employee-owners. Our strong cash flow, resilient business model and ample revolving credit facility ensure we have the financial flexibility to continue to invest in our strategic growth initiatives.”

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended				Six Months Ended

	12/01/07	12/02/06	Percent Change		12/01/07	12/02/06	Percent Change

Net Sales	$505.9	$499.1	1.4%		997.6	$948.8	5.1%
Gross Margin %	35.6%	34.1%	5.7%		34.9%	34.0%	7.7%
Operating Expenses	109.7	111.7	(1	.8)%	223.6	218.3	2.4%
Restructuring Expense	5.2	0.0	N/	A	5.2	0.0	N/	A
Operating Earnings %	12.9%	11.8%	11.1%		11.9%	11.0%	13.9%
Net Earnings	41.0	36.6	12.0%		74.4	65.1	14.3%
Earnings per share - diluted	$0.67	$0.56	19.6%		$1.20	$0.99	21.2%
Orders	572.5	529.1	8.2%		1,056.3	1,032.3	2.3%
Backlog	346.5	323.9	7.0%		346.5	323.9	7.0%

The company’s consolidated sales, orders, and backlog reflected year-over-year and sequential growth. Sales for the quarter were $505.9 million, up 1.4% from the same period a year ago and up 2.9% sequentially from the previous quarter. Orders were $572.5 million for the quarter, increasing 8.2% from the prior year and 18.3% from the prior quarter. Backlog was $346.5 million, up 7.0% from the same period a year earlier and up 23.8% sequentially from the previous quarter.

“We saw marked improvement in order entry rates throughout the quarter as compared to first quarter levels,” said Curt Pullen, Chief Financial Officer. “While this is consistent with our normal seasonal pattern, the improvement was better than we anticipated. Our North American orders grew 9.7% over the prior year and 19.6% over the prior quarter. Orders outside of North America continued to improve and grew 12.1% over the prior year and 5.7% over the prior quarter.”

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Gross margin increased to 35.6% of sales, an improvement of 150 basis points from both the prior year and prior quarter of 34.1%. Gross margin was positively affected by the leverage gained from additional production volume, a mix shift to more profitable product lines, stable commodity costs, and the favorable impact of the company’s February price increases.

Operating expenses declined to 21.7% of sales, in part driven by the cost reduction actions outlined earlier in the quarter. This was partially offset by higher compensation cost and increases in tax-related accruals. The company also recorded one-time restructuring expenses of $5.2 million in the quarter for employee separation costs associated with the previously announced cost-reduction actions.

Curt Pullen added, “We had an outstanding quarter – our order rates picked up during the quarter to provide solid production volumes, we had a favorable product mix, and we did a very good job of managing cost. As a result, we were able to drive the highest quarterly operating income level we have seen in over eight years.”

The company’s ending cash position was $74.2 million. Cash flow from operations for the quarter totaled $55.9 million compared to $30.6 million for the same period last year. Capital spending for the quarter was $10.1 million compared to $10.2 million for the same period last year. The company also repurchased approximately 0.2 million shares of its stock for $5.3 million at an average price of $26.98 per share during the quarter.

Looking forward, as a result of the strong ending backlog, the company expects third quarter fiscal 2008 sales to be in a range of $475 million to $500 million. This represents a 2% decrease to 3% increase over the prior year. The company estimates earnings per share of $0.55 to $0.62, an increase of 10% to 24% over the prior year. The forecast includes an estimated reduction in the average shares outstanding as a result of the Accelerated Share Repurchase program discussed above.

Brian Walker concluded, “Given the current economic environment, we remain conservative in our assessment of the U.S. market’s near-term growth potential. Our previously announced actions were designed to enable us to weather a period of softer demand, accelerate our investment in growth initiatives, and drive improved long-term operating performance. If the U.S. economy proves to be more robust than anticipated, we are well positioned to serve our customers’ needs. We are very confident that our long-term investment initiatives will drive superior performance for our customers, employee-owners, and shareholders.”

The company announced a live webcast to discuss the results of the fiscal 2008 second quarter on Thursday, December 20, 2007, at 9:30 a.m. EST. To ensure your access to the webcast, you should allow extra time to visit our website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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About Herman Miller

The designs and services of Herman Miller enhance the performance of human habitats worldwide, making customers’ lives more productive, rewarding, delightful, and meaningful. The company’s award-winning products, complemented by furniture-management and strategic consulting services, generated $1.92 billion in revenue during fiscal 2007. Herman Miller is widely recognized both for its innovative products and business practices. In fiscal 2004 Herman Miller was named recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. In 2007 the company was again included in CRO magazine’s “100 Best Corporate Citizens” and was cited by Fortune magazine as the “Most Admired” company in its industry. The company trades on the NASDAQ market under the symbol MLHR. For additional information visit www.HermanMiller.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in our international markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

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Financial highlights for the quarter ended December 1, 2007 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended

	December 1, 2007		December 2, 2006

Net Sales	$505.9	100.0%	$499.1	100.0%
Cost of Goods Sold	325.8	64.4%	328.7	65.9%

Gross Margin	180.1	35.6%	170.4	34.1%
Operating Expenses	109.7	21.7%	111.7	22.4%
Restructuring Expenses	5.2	1.0%	-	0.0%

Operating Earnings	65.2	12.9%	58.7	11.8%
Other Expense, net	3.1	0.6%	2.8	0.6%

Earnings before Taxes	62.1	12.3%	55.9	11.2%
Income Taxes	21.1	4.2%	19.3	3.9%

Net Earnings	$41.0	8.1%	$36.6	7.3%

Earnings Per Share - Basic	$0.67		$0.57
Weighted Average Basic Common Shares	60,859,633		64,570,365

Earnings Per Share - Diluted	$0.67		$0.56
Weighted Average Diluted Common Shares	61,264,100		65,559,929

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Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Six Months Ended

	December 1, 2007		December 2, 2006

Net Sales	$997.6	100.0%	$948.8	100.0%
Cost of Goods Sold	649.9	65.1%	626.1	66.0%

Gross Margin	347.7	34.9%	322.7	34.0%
Operating Expenses	223.6	22.4%	218.3	23.0%
Restructuring Expense	5.2	0.5%	-	0.0%

Operating Earnings	118.9	11.9%	104.4	11.0%
Other Expense, net	6.5	0.7%	5.7	0.6%

Earnings before Taxes	112.4	11.3%	98.7	10.4%
Income Taxes	38.0	3.8%	33.6	3.5%

Net Earnings	$74.4	7.5%	$65.1	6.9%

Earnings Per Share - Basic	$1.21		$1.00
Weighted Average Basic Common Shares	61,320,532		64,837,361

Earnings Per Share - Diluted	$1.20		$0.99
Weighted Average Diluted Common Shares	61,812,443		65,589,905

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Herman Miller Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Six Months Ended

	December 1, 2007	December 2, 2006

Net Earnings	$74.4	$65.1

Cash Flows provided by Operating Activities	87.7	24.2
Cash Flows used for Investing Activities	(19.7)	(16.8)
Cash Flows used for Financing Activities	(73.7)	(61.5)
Effect of Exchange Rates	3.5	-

Net Decrease in Cash	(2.2)	(54.1)
Cash, Beginning of Year	76.4	106.8

Cash, End of Period	$74.2	$52.7

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	December 1, 2007	June 2, 2007

	(Unaudited)	(Unaudited)
Assets
Current assets
Cash and equivalents	$74.2	$76.4
Short-term investments	17.7	15.9
Accounts receivable (net)	200.7	188.1
Inventories	73.7	56.0
Prepaid Expenses and Other	50.5	48.3

Totals	416.8	384.7
Net property and equipment	194.5	196.6
Other assets	86.1	84.9

Total Assets	$697.4	$666.2

Liabilities and Shareholders' Equity
Current liabilities
Unfunded checks	$7.0	$7.4
Current long-term debt	3.0	3.0
Accounts Payable	124.9	110.5
Accrued liabilities	159.4	163.6

Totals	294.3	284.5
Long-term debt	175.8	173.2
Other noncurrent liabilities	63.5	52.9

Total Liabilities	533.6	510.6
Minority Interest	0.2	0.3
Shareholders' equity	163.6	155.3

Total Liabilities and Shareholders' Equity	$697.4	$666.2

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